EXHIBIT 10.21

                         AMENDMENT TO PURCHASE AGREEMENT

This Amendment dated April 8, 2004 (this "Amendment"), to the Asset Purchase Agreement dated April 4, 2004 between Fujitsu Transaction Solutions, Inc., a Delaware corporation (the "Buyer"), Optimal Robotics Corp., a Canadian corporation now known as Optimal Group Inc. ("Optimal Corp.") and Optimal Robotics Inc., a Delaware corporation ("Optimal Inc." and, together with Optimal Corp., the "Sellers" and each, individually, a "Seller"), is hereby made among Buyer and Seller.

W I T N E S S E T H:

WHEREAS Buyer and Sellers are the original parties to the Purchase Agreement;

AND WHEREAS, it is proposed that certain amendments be made to the Purchase Agreement in the manner and as more fully set forth herein and that such amendments be adopted in accordance with Section 28 of the Purchase Agreement.

NOW THEREFORE in consideration of the premises, the parties hereto agree as follows:

            1. Defined Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Purchase Agreement.

            2. Amendments to Exhibit 5(A) to the Purchase Agreement. Exhibit 5(A) to the Agreement is hereby replaced by the following:

      "The parties acknowledge that in the context of an audit of only those assets and liabilities of the Seller that form part of the Business, there is no assurance that the audit opinion of KPMG LLP will be unqualified.

      The parties also acknowledge and agree that the physical inventory count of product and service replacement parts inventory will be conducted within 21 days of Closing and that the audit opinion of KPMG LLP may be qualified as a result."

            3. Amendment to Section 5(B) of the Purchase Agreement. Section 5(B) of the Purchase Agreement is hereby amended by deleting the provision in its entirety and substituting the following in lieu thereof:

            (B) Prior to the Closing Date, Seller will inspect the product and service replacement parts inventory to take into account defective and obsolete inventory and inventory in excess of Buyer's expected business requirements, which will be written-off in accordance with Canadian generally accepted accounting principles, and excluded for purposes of determining the value of the inventory pursuant to this paragraph (B). Within 7 days of Closing, Seller shall provide Buyer with a detailed list of all inventory (including defective and obsolete inventory, and inventory in excess of Buyer's expected business requirements) included in the Purchased Assets as of March 31, 2004. Within sixty (60) days following the Closing Date, Buyer will conduct a physical audit of all


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                  such inventory (the "Inventory Audit"). In the event the
                  Inventory Audit reflects that the book value of the listed inventory as reflected on the books and records of Seller as of the Closing Date exceeds by more than U.S. Two Hundred Thousand dollars (US$200,000), the book value of the inventory found during the physical inventory, the Purchase Price shall be reduced by the amount of such amount in excess of U.S. Two Hundred Thousand dollars (US$200,000). No adjustment shall be made in the event the book value of the listed inventory is less than the inventory found during the physical inventory. Subject to Section 5(C) below, in the event of a decrease in the Purchase Price, the amount of such decrease shall be immediately paid by Seller to Buyer in cash, by certified check or bank wire transfer. In the event of a dispute resolved in accordance with the terms of Section 5(C) below, payment shall be made within five (5) days of the determination of the Neutral Accounting Firm.

            4. Amendment to Section 9(D) of the Purchase Agreement. Section 9(D) of the Purchase Agreement is hereby amended by deleting the provision in its entirety and substituting the following in lieu thereof:

            (D) Removing Excluded Assets. On or prior to the termination of the Transition Services Agreement dated April 8, 2004 between the parties and Fujitsu Transaction Solutions Canada Inc., Seller shall remove all Excluded Assets from all facilities and other real property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any Material damage to the facilities and other properties to be occupied by Buyer and any Material disruption of the business operations to be conducted by Buyer after the Closing. Any Material damage to the Purchased Assets or to the facilities resulting from such removal shall be paid promptly by Seller to Buyer. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, to remove the Excluded Assets at Seller's sole reasonable cost and expense to store the Excluded Assets and to charge Seller all reasonable storage costs associated therewith. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the 30th following the termination of the Transition Services Agreement upon presentation of reasonable evidence of same.

            5. Amendment to Section 30 of the Purchase Agreement. Section 30 of the Purchase Agreement is hereby amended by deleting the provision in its entirety and substituting the following in lieu thereof:

            30. Expenses. Each party shall pay all expenses and costs incurred or to be incurred by it in negotiating, closing, and carrying out this Agreement, including, without limitation, all legal, accounting and printing fees and expenses; provided, at Closing, Buyer shall pay Seller U.S. Three Million dollars (US$3,000,000), representing the break fee under the agreement(s) between Seller and NCR Corporation (and certain of its affiliates) disclosed in the proxy circular filed by Optimal Corp. on


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                  March 11, 2004; and further, provided, that Buyer shall
                  reimburse Seller within 30 days of Closing for all reasonable costs up to a maximum of U.S. Three Hundred and Fifty Thousand Dollars (US$350,000) in the aggregate related to (x) obtaining shareholder approval of the transactions contemplated herein,
                  (y) obtaining the enforceability opinion under Section 13(B)(viii) and (z) the audit of the Closing Balance Sheet pursuant to Section 5(A); and further provided that if any amount paid to Seller for the NCR break fee is not paid to NCR, Seller shall return such unpaid amounts to Buyer.

                            [signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FUJITSU TRANSACTION SOLUTIONS INC.      OPTIMAL ROBOTICS CORP.

By:    /s/ Alan Wain                    By:    /s/ Neil Wechsler
       ---------------------------             ---------------------------
               (Signature)                             (Signature)

Name:  Alan Wain                        Name:  Neil Wechsler
       ---------------------------             ---------------------------
              (Please print)                          (Please print)

Title: Executive Vice-President         Title: Co-Chairman & CEO
       ---------------------------             ---------------------------


OPTIMAL ROBOTICS INC.

By:    /s/ Henry Karp
       ---------------------------
               (Signature)

Name:  Henry Karp
       ---------------------------
              (Please print)

Title: President & COO
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